FARMER MAC NEWS

EXHIBIT 99

FOR IMMEDIATE RELEASE April 24, 2008	CONTACTS Mary Waters Farmer Mac VP Corporate Relations 202-872-7700
Jim Eberle American Bankers Association VP Communications 202-663-5477

ABA and Farmer Mac Announce Expansion of
Unique Alliance

Washington, D.C. — The American Bankers Association (ABA) and the Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced the expansion of the ABA/Farmer Mac Alliance.  In addition to the current benefits offered through the alliance, ABA members will also now receive special pricing for Farmer Mac’s Part-Time Farm program.  “Up until now, the alliance benefits have been available only for selected Farmer Mac farm and ranch loan products,” said Tom Stenson, Executive Vice President and Chief Operating Officer for Farmer Mac.  “We’re excited about the addition of this alliance benefit for the Part-Time Farm program, which will be the first change in the program since its origin in 2005.”

Farmers and ranchers, along with part-time farmers, each have special needs and Farmer Mac, as the secondary market for agricultural real estate loans, has tailored loan products to meet those needs.  The farm and ranch loan program (or the Full-Time Farm program) involves loans secured by first liens on agricultural real estate used for the commercial production of agricultural commodities or products; the Part-Time Farm program involves loans secured by first liens on agricultural real estate where a significant portion of the value of the property is in a rural residence, with agricultural production underway or planned on the property.

    Under the exclusive alliance agreement with Farmer Mac, ABA member banks receive special benefits, including pricing discounts for selected Farmer Mac products and AgPowerSM customized loan-packaging services.  ABA members also benefit from a streamlined process through which they access Farmer Mac.

Farmer Mac’s Part-Time Farm program is uniquely designed to allow rural homeowners on agricultural properties to obtain more flexible terms on their loans.  These properties may not otherwise be eligible for longer-term fixed rates, such as 15 or 30 years, because of the agricultural component, parcel size, or zoning.  However, these situations work perfectly for Farmer Mac, which was created by Congress to increase the availability of long-term credit to rural communities, including America’s farmers, ranchers and rural homeowners.

“This program will give our members a real advantage because it provides an outlet for the sale of qualified mortgages on properties where the land exceeds the value of the improvements,” said William Kroll, President, ABA Total Business Solutions.  “Banks normally face a challenge finding secondary market buyers willing to purchase these types of loans.”

Chris Howton, Senior Vice President of Peoples National Bank, N.A. in Mt. Vernon, Illinois, is pleased to hear of the special program.  “The ABA/Farmer Mac Alliance provides a great service to ABA members.  Our bank covers a large rural constituency so both the Farmer Mac Part-Time Farm and farm and ranch programs are helpful to us.  We appreciate having something that differentiates us from our competition and the special ABA pricing helps us compete just that much better.”

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.